SUB-ITEM 77C – DCW Total Return Fund

Registrant incorporates by reference the Registration Statement on Form N-14 for DCA Total Return Fund, as filed on June 28, 2010 (SEC Accession No. 0001193125-10-148738), and as amended by Pre-Effective Amendment No. 1 on July 30, 2010 (SEC Accession No. 0001193125-10-171861), by Pre-Effective Amendment No. 2 on July 30, 2010 (SEC Accession No. 0001193125-10-172279) and by Post-Effective Amendment No. 1 on October 13, 2010 (SEC Accession No. 0001193125-10-228419).

The Annual Meeting of Shareholders of DCW Total Return Fund (the “Fund”) was held on September 16, 2010, at the Fund’s office at 518 17th Street, 17th Floor, Denver, Colorado 80202.  The record date for the Annual Meeting was June 28, 2010.  As of the record date, the Fund had 7,590,970 shares of common stock outstanding and entitled to vote.  At the Annual Meeting, the holders of 4,782,223 shares of common stock were represented in person or by proxy, constituting a quorum.   The following matters, among others, were voted upon, and the resulting votes are shown below:

Proposal	No. of Votes For	No. of Votes Against	No. of Votes Withheld
To approve the removal of the fundamental restriction requiring the Fund to invest greater than 25% of its total assets in securities of companies in the real estate industry.	3,485,025	334,715	96,171
To approve an Agreement and Plan of Reorganization reorganizing DCW Total Return Fund into DCA Total Return Fund (the “Reorganization”)	3,571,627	227,677	116,607